Exhibit 15.1

The Board of Directors and Shareholders

Gulf Island Fabrication, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-8 No. 333-46155) pertaining to the Long-Term Incentive Plan and the Registration Statement (Form S-8 No. 333-88466) pertaining to the 2002 Long-Term Incentive Plan, of our reports dated April 27, 2006, July 25, 2006 and October 31, 2006, relating to the unaudited condensed consolidated interim financial statements of Gulf Island Fabrication, Inc. that are included in its Forms 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006.

/s/ Ernst & Young LLP

New Orleans, Louisiana

October 31, 2006